CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm under the captions “Independent Public Accountants” in Questions and Answers, and “Experts” and "Financial Highlights" in the Combined Proxy Statement and Prospectus relating to the proposed reorganization of the Frost Kempner Multi-Cap Deep Value Equity Fund, a series of The Advisors’ Inner Circle Fund II, into the Kempner Multi-Cap Deep Value Equity Fund, a new series of Ultimus Managers Trust, included in this Registration Statement (Form N-14) of Ultimus Managers Trust, the reference of our firm under the captions “Financial Highlights” in the Prospectus dated November 28, 2016 and “Independent Registered Public Accounting Firm” in the Statement of Additional Information dated November 28, 2016 of The Frost Kempner Multi-Cap Deep Value Equity Fund as filed with the Securities and Exchange Commission on November 28, 2016, incorporated by reference in this Registration Statement, the references of our firm under the captions “Financial Highlights” in the preliminary Prospectus dated April 24, 2017 and “Financial Statements” in the preliminary Statement of Additional Information dated April 24, 2017 of The Kempner Multi-Cap Deep Value Equity Fund as filed with the Securities and Exchange Commission on February 6, 2017, incorporated by reference in this Registration Statement, and to the incorporation by reference in this Registration Statement of our report on the financial statements and financial highlights of the Frost Kempner Multi-Cap Deep Value Equity Fund, included in the Annual report to shareholders for the year ended July 31, 2016.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
February 16, 2017